Exhibit 5

AGREEMENT

This Agreement, dated July 19, 2018 (this “Agreement”), is by and between Liberty Tax, Inc., a Delaware corporation (the “Company”), and Vintage Tributum LP, a Delaware limited partnership (“Vintage”) (each of the Company and Vintage, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, Vintage is entering into that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of even date herewith, with John T. Hewitt (“Hewitt”) and the John T. Hewitt IRA held in the custody of Merrill Lynch Wealth Management (the “Hewitt IRA”) pursuant to which Vintage (together with its designees) is purchasing (i) all of the shares of the Company’s Class A Common Stock held by Hewitt and the Hewitt IRA, and (ii) 200,000 shares of the Company’s Class B Common Stock (the “Class B Common Shares”) from Hewitt, which Class B Common Shares constituted all of the outstanding shares of the Company’s Class B Common Stock;

WHEREAS, prior to the date of the Purchase Agreement, the number of members of the Company’s Board of Directors (the “Board”) was fixed at nine (9) and consisted of four (4) directors elected by the holders of the Company’s Class A Common Stock and five (5) directors (the “Class B Director Designees”) elected by Hewitt, as the sole holder of the Company’s Class B Common Stock;

WHEREAS, pursuant to the Purchase Agreement and effective as of the closing of the transactions contemplated thereby (the “Closing”), Hewitt and the Hewitt IRA are either (i) removing the Class B Director Designees from the Board or (ii) causing the Class B Director Designees to deliver to Vintage and the Company executed resignation letters effective as of the Closing (the “Removal”), in either case, resulting in five (5) vacancies on the Board;

WHEREAS, effective as of the Removal, the Board is fixing the number of members of the Board at five (5) directors, consisting of one (1) vacancy;

WHEREAS, effective as of the Closing, all of the Class B Common Shares are converting into shares of the Company’s Class A Common Stock (the “Conversion”), such that, effective as of the Closing, no shares of the Company’s Class B Common Stock remain outstanding;

WHEREAS, in connection with the Purchase Agreement and in light of the Conversion, Vintage has requested that the size of the Board be increased to nine (9) directors, consisting of five (5) vacancies to be filled at a later date by the affirmative vote of at least a majority of the outstanding shares of the Company’s Class A Common Stock, and Vintage indicated its intent to act by written consent to fill such vacancies (the “Written Consent of Stockholders”); and

WHEREAS, the Company and Vintage have determined to come to an agreement with respect to certain Board matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                  Board Matters.

(a)               The Company hereby agrees that the Board shall take all necessary action (including adopting by unanimous written consent resolutions of the Board in substantially the form attached hereto as Exhibit A (as so adopted, the “Board Consent”)) to increase the size of the Board to nine (9) directors consisting of five (5) vacancies, effective on the date immediately prior to the effective date of the Written Consent of Stockholders (the “Director Vacancies”); provided, however, that the Board Consent shall become void and be of no further force and effect, and the Company shall have no further obligations under this Section 1(a), to the extent that the Written Consent of Stockholders has not become effective on or before the 60th day after the date hereof.

(b)               Vintage hereby agrees that at least three (3) of the individuals elected to fill the Director Vacancies pursuant to the Written Consent of Stockholders will, in Vintage’s reasonable judgment, meet the standards necessary for the Board to reasonably determine they are “independent” for purposes of the Nasdaq listing rules.

2.                  Representations and Warranties of the Company. The Company represents and warrants to Vintage that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.                  Representations and Warranties of Vintage. Vintage represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by Vintage, and is a valid and binding obligation of Vintage, enforceable against Vintage in accordance with its terms.

4.                  Cooperation. The Parties will use commercially reasonable efforts to implement and consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver any further documents or instruments reasonably necessary or desirable to carry out the purposes and intent of this Agreement.

5.                  Costs. The Parties will each bear their own costs, expert fees, attorneys’ fees, and other fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

6.                  Irrevocable Waiver of Right to Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 6 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

7.                  No Representations. Neither Party has relied upon any representations or statements made by the other Party that are not specifically set forth in this Agreement.

8.                  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would result in the application of any law other than the law of the State of Delaware. This Section 8 shall survive the expiration or early termination of this Agreement.

9.                  Jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of such Party’s affiliates or against any party or any of such Party’s affiliates) shall be brought exclusively in any federal or state court in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that such party may now or hereafter have to the laying of the venue of any such Action in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such Party as provided hereunder shall be deemed effective service of process on such Party. This Section 9 shall survive the expiration or early termination of this Agreement.

10.              Entire Agreement. This Agreement constitutes the full and entire understanding between the Parties with regard to the subject matter hereof.

11.              Waivers and Amendments. Either Party’s failure to enforce, or delay in enforcing, any provision of this Agreement will not be construed as a waiver of such provision and will not prevent that Party from subsequently enforcing each and every other provision of this Agreement. The rights granted to the Parties are cumulative and will not constitute a waiver of either Party’s right to assert all other legal and equitable remedies available to that Party. This Agreement may be amended only in writing and only if signed by the Purchaser and the Sellers.

12.              Notices. Any notice required or permitted under this Agreement will be given in writing or by electronic mail and will be deemed effectively given (a) upon personal delivery or (b) upon the date of delivery by electronic mail (with proof of delivery) or (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the appropriate Party at the electronic mail address or address provided on the signature page of this Agreement or at such other electronic mail address or such other address as such Party may designate by ten days’ advance written notice to the other Party.

13.              Counterparts. This Agreement may be executed in any number of counterparts, each of which will be enforceable against the Parties actually executing such counterparts and all of which together will constitute one instrument.

14.              Section Headings. The section headings, titles, and subtitles contained in this Agreement are for convenience only and are not to be relied upon in construing the terms of this Agreement.

15.              Severability. If any provision of this Agreement, or the application of any such provision, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, then the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties as expressed in this Agreement. The Parties further agree to replace any such illegal, void, or unenforceable provision with a legal, valid, and enforceable substitute provision that will achieve, to the greatest extent possible, the economic, business, and other purposes of the illegal, void, or unenforceable provision.

16.              No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and Vintage and is not enforceable by any other persons.

17.              Termination of this Agreement. Nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

LIBERTY TAX, INC.

a Delaware corporation

By:	/s/ Michael S. Piper

Name:	Michael S. Piper

Title:	Vice President & CFO
Address:	1716 Corporate Landing Parkway
Virginia Beach, VA 23454

VINTAGE TRIBUTUM LP
a Delaware limited partnership

By: its general partner
VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn

Name:	Brian R. Kahn

Title:	Manager

Address:
4705 S. Apopka Vineland Road, Suite 206
Orlando, Florida 32819

[Signature Page to Agreement]

EXHIBIT A

Form of Unanimous Written Consent of the Board of Directors

UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS OF

LIBERTY TAX, INC.

July [__], 2018

Pursuant to Section 141(f) of the Delaware General Corporation Law, the undersigned, being all of the members of the Board of Directors (the “Board”) of Liberty Tax, Inc., a Delaware corporation (the “Corporation”), hereby consent to, approve and adopt the following resolutions, effective as of 5:00 p.m. on the above date, which actions shall have the same force and effect as if taken by unanimous affirmative vote at a meeting of the Board duly called and held, and direct that this consent to such actions be filed with the minutes of the proceedings of the Board:

WHEREAS, Vintage Tributum LP, a Delaware limited partnership (“Vintage”), is entering into that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of July 19, 2018, with John T. Hewitt (“Hewitt”) and the John T. Hewitt IRA held in the custody of Merrill Lynch Wealth Management (the “Hewitt IRA”) pursuant to which Vintage (together with its designees) is purchasing (i) all of the shares of the Corporation’s Class A Common Stock held by Hewitt and the Hewitt IRA and (ii) 200,000 shares of the Corporation’s Class B Common Stock (the “Class B Common Shares”) from Hewitt, which Class B Common Shares constituted all of the outstanding shares of the Corporation’s Class B Common Stock;

WHEREAS, prior to the date of the Purchase Agreement, the number of members of the Board was fixed at nine (9) and consisted of four (4) directors elected by the holders of the Corporation’s Class A Common Stock and five (5) directors (the “Class B Director Designees”) elected by Hewitt, as the sole holder of the Corporation’s Class B Common Stock;

WHEREAS, pursuant to the Purchase Agreement and effective as of the closing of the transactions contemplated thereby (the “Closing”), Hewitt and the Hewitt IRA are either (i) removing the Class B Director Designees from the Board or (ii) causing the Class B Director Designees to deliver to Vintage and the Corporation executed resignation letters effective as of the Closing (the “Removal”), in either case, resulting in five (5) vacancies on the Board;

WHEREAS, effective as of the Removal, the Board is fixing the number of members of the Board at five (5) directors, consisting of one (1) vacancy;

WHEREAS, effective as of the Closing, all of the Class B Common Shares are converting into shares of the Company’s Class A Common Stock (the “Conversion”), such that, effective as of the Closing, no shares of the Company’s Class B Common Stock remain outstanding;

WHEREAS, in connection with the Purchase Agreement and in light of the Conversion, Vintage has requested that the size of the Board be increased to nine (9) directors, consisting of five (5) vacancies to be filled at a later date by the affirmative vote of at least a majority of the outstanding shares of the Corporation’s Class A Common Stock, and Vintage indicated its intent to act by written consent to fill such vacancies (the “Written Consent of Stockholders”); and

WHEREAS, in connection with the Purchase Agreement and other matters, the Corporation entered into that certain Agreement, dated as of July 19, 2018, with Vintage (the “Agreement”), pursuant to which the Corporation agreed, among other things, that the Board shall take all necessary action (including by adopting this Unanimous Written Consent of the Board) to increase the size of the Board to nine (9) directors consisting of five (5) vacancies, effective on the date immediately prior to the effective date of the Written Consent of Stockholders; provided, however, that this Unanimous Written Consent of the Board shall become void and be of no further force and effect, and the Company shall have no further obligations under Section 1(a) of the Agreement, to the extent that the Written Consent of Stockholders has not become effective on or before the 60th day after the date of the Agreement.

Fix the Number of Directors

RESOLVED, that pursuant to Article V, Section 2 of the Amended and Restated Certificate of Incorporation of the Corporation, the number of directors of the Corporation shall hereby be fixed at nine (9) effective immediately prior to the effective time of the Written Consent of Stockholders; provided, however, that this Unanimous Written Consent of the Board shall become void and be of no further force and effect to the extent that the Written Consent of Stockholders has not become effective on or before the 60th day after the date of the Agreement.

General Ratification and Authorization Matters

RESOLVED, that all actions taken and all agreements, instruments, reports, applications, certifications, affidavits and documents executed, delivered or filed through the date hereof by any officer, in the name and on behalf of the Corporation in connection with the foregoing resolutions and the other matters contemplated thereby, hereby are approved, ratified and confirmed in all respects.

RESOLVED, that, consistent with the foregoing resolutions, the officers of the Corporation are, and each acting alone hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute, deliver and file such instruments, SEC filings, and other documents and agreements and to take such other actions as such officer or officers shall determine to be necessary or appropriate in order to effectuate the foregoing resolutions or otherwise in connection with the subject matter of these resolutions and the transactions contemplated thereby (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or the execution, delivery and filing of such documents or instruments by any such officer without any further action by the Board).

[Signature Page Follows]

This Unanimous Written Consent of the Board may be executed in one or more counterparts, by electronic transmission and/or by facsimile, each of which shall be an original and all of which together shall be one and the same instrument, and shall be filed with the records of the proceedings of the Board.

Patrick A. Cozza

Thomas Herskovits

Lawrence Miller

G. William Minner

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